Exhibit 10.1.8

PRINCIPAL FINANCIAL GROUP, INC.

2021 STOCK INCENTIVE PLAN,

as Amended and Restated Effective November 20, 2023

SECTION 1.

PURPOSE; EFFECTIVE DATE.

(a)Purpose. The purpose of the Principal Financial Group, Inc. 2021 Stock Incentive Plan (the “Plan”) is to foster and promote the long-term financial success of the Company and its subsidiaries and materially increase shareholder value by (a) motivating superior performance by means of performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company, and (c) enabling the Company to attract and retain the services of outstanding service providers upon whose judgment, interest, and special effort the successful conduct of its operations is largely dependent, through the grant of awards under the Plan to Employees, Agents and Non-Employee Directors.

(b)Effective Date. The Plan shall become effective on the date it is approved by the Company’s shareholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its effective date.

SECTION 2.

DEFINITIONS

(a)Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(1)“Agent” means each insurance agent (whether or not a statutory employee) and each other individual providing personal service to the Company or any Subsidiary who, in either case, is not an Employee.

(2)“Award” means an Option, SAR, award of Restricted Stock, an award of Restricted Stock Units or an Other Stock-Based Award.

(3)“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant.

(4)“Beneficial Owner” means such term as defined in Rule 13d-3 under the Exchange Act.

(5)“Board” means the Board of Directors of the Company.

(6)“Cause” means, unless otherwise determined by the Committee in an Award Agreement, (i) dishonesty, fraud or misrepresentation, (ii) the Participant’s engaging in conduct that is injurious to the Company or any Subsidiary in any way, including, but not limited to, by way of damage to its reputation or standing in the industry, (iii) the Participant’s having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony; (iv) the breach by the Participant of any written covenant or agreement with the Company or any Subsidiary not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or not to compete or interfere with the Company or any Subsidiary or (v) a violation by the Participant of any policy of the Company or any Subsidiary.

(7)“Change of Control” means, unless otherwise determined by the Committee in an Award Agreement, the occurrence of any one or more of the following:

(i)any SEC Person becomes the Beneficial Owner of 40% or more of the Common Stock or of Voting Securities representing 40% or more of the combined voting power of all Voting Securities of the Company (such an SEC Person, a “40% Owner”); or

(ii)the Incumbent Directors cease for any reason to constitute at least a majority of the Board; or

(iii)consummation of a merger, reorganization, consolidation, or similar transaction (any of the foregoing, a “Reorganization Transaction”) where the SEC Persons who were the direct or indirect owners of the outstanding Common Stock and Voting Securities of the Company immediately before such Reorganization Transaction are not or do not become, immediately after the consummation of such Reorganization Transaction, the direct or indirect owners of no less than 60% of each of (i) the then-outstanding common stock of the Surviving Corporation and (ii) the combined voting power of the then-outstanding Voting Securities of the Surviving Corporation, in substantially the same respective proportions as such SEC Persons’ ownership of the Common Stock and Voting Securities of the Company immediately before such Reorganization Transaction; or

(iv)approval by the Company’s shareholders and consummation of a plan or agreement for the sale or other disposition of all or substantially all of the consolidated assets of the Company or of a plan of liquidation of the Company.

(8)“Change of Control Price” means the highest price per share of Common Stock offered in conjunction with any transaction resulting in a Change of Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash) or, in the case of a Change of Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of the Common Stock on any of the 30 trading days immediately preceding the date on which a Change of Control occurs.

(9)“Code” means the Internal Revenue Code of 1986, as amended.

(10)“Committee” means the Human Resources Committee of the Board or such other committee of the Board as the Board shall designate from time to time or, in the case of matters pertaining to Awards to Non-Employee Directors, the Committee shall mean the Nominating and Governance Committee of the Board.

(11)“Common Stock” means the common stock of the Company, par value $0.01 per share.

(12)“Company” means Principal Financial Group, Inc., a Delaware corporation, and any successor thereto.

(13)“Disability” means, with respect to any Participant, long-term disability as defined under any long-term disability plan maintained by the Company or a Subsidiary in which the Participant participates. In the event of any question as to whether a Participant has a Disability, the plan administrator of the relevant long-term disability plan shall determine whether a disability exists, in accordance with such plan.

(14)“Domestic Partner” means any person qualifying to be treated as a domestic partner of a Participant under the applicable policies, if any, of the Company or Subsidiary which employs the Participant.

(15)“Employee” means any employee (including each officer) of the Company or any Subsidiary.

(16)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(17)“Executive Officer” means any officer of the Company or any Subsidiary who is subject to the reporting requirements under Section 16(b) of the Exchange Act.

(18)“Fair Market Value” means, on any date, the price of the last trade, regular way, in the Common Stock on such date on the Nasdaq Stock Market (Nasdaq) or, if at the relevant time the Common Stock is not listed to trade on Nasdaq, on such other recognized quotation system on which the trading prices of the Common Stock are then quoted (the “applicable exchange”). In the event that (i) there are no Common Stock transactions on the applicable exchange on any relevant date, Fair Market Value for such date shall mean the closing price on the immediately preceding date on which Common Stock transactions were so reported or (ii) the applicable exchange adopts a trading policy permitting trades after 5 P.M. Eastern Standard Time (“EST”), Fair Market Value shall mean the last trade, regular way, reported on or before 5 P.M. EST (or such earlier or later time as the Committee may establish from time to time).

(19)“Family Member” means, as to a Participant, any (i) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, mother-in-law, father-in-law, son-in-law or daughter-in-law (including adoptive relationships), or Domestic Partner of such Participant, (ii) trusts for the exclusive benefit of one or more such persons and/or the Participant and (iii) other entity owned solely by one or more such persons and/or the Participant.

(20)“40% Owner” shall have the meaning ascribed thereto in the definition of Change of Control.

(21)“Full Value Award” means an Award other than an Option or SAR.

(22)“Incentive Stock Option” (ISO) means an option within the meaning of Section 422 of the Code.

(23)“Incumbent Directors” means, as of any date, the individuals then serving as members of the Board who were also members of the Board as of the date two years prior to the date of determination; provided that any member appointed or elected as a member of the Board after such prior date, but whose election, or nomination for election, was approved by a vote or written consent of at least a majority of the directors then comprising the Incumbent Directors shall also be considered an Incumbent Director unless such person’s election, or nominated for election, to the Board was as a result of, or in connection with, a proxy contest or a Reorganization Transaction.

(24)“Net Exercised” shall mean the exercise of an Option or any portion thereof by the delivery to the person exercising such Option of the greatest number of whole shares of Common Stock having a Fair Market Value on the date of exercise not in excess of the difference between the aggregate Fair Market Value of the shares of Common Stock subject to the Option (or the portion of such Option then being exercised) and the aggregate exercise price for all such shares of Common Stock under the Option (or the portion thereof then being exercised), with any fractional share that would result from such equation to be payable in cash.

(25)“Non-Employee Director” means a member of the Board who is not an Employee.

(26)“Nonstatutory Stock Option” (NSO) means an option which is not an Incentive Stock Option within the meaning of Section 422 of the Code.

(27)“Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an “Incentive Stock Option” (ISO) within the meaning of Section 422 of the Code or (ii) an option which is not an Incentive Stock Option (a “Nonstatutory Stock Option” (NSO)).

(28)“Other Stock-Based Award” means an award of, or related to, shares of Common Stock other than an Award of Options, SARs, Restricted Stock, or Restricted Stock Units, as granted by the Committee in accordance with the provisions of Section 8 hereof.

(29)“Participant” means any Employee, Agent or Non-Employee Director designated by the affirmative action of the Committee (or its delegate) to participate in the Plan.

(30)“Performance Criteria” means the objectives established by the Committee for a Performance Period pursuant to Section 9(b) for the purpose of determining the extent to which a performance-based Award has been earned.

(31)“Performance Period” means the period selected by the Committee during which performance is measured for the purpose of determining the extent to which a performance-based Award has been earned.

(32)“Period of Restriction” means the period specified by the Committee or established pursuant to the Plan during which a Restricted Stock or Restricted Stock Unit award is subject to forfeiture.

(33)“Prior Plans” mean the Principal Financial Group, Inc. 2014 Stock Incentive Plan and the Principal Financial Group Inc. 2020 Director Stock Plan.

(34) “Reorganization Transaction” shall have the meaning ascribed thereto in the definition of Change of Control.

(35)“Restricted Stock” means an award of Stock made pursuant to Section 7 that is forfeitable by the Participant until the completion of a specified period of future service, the achievement of pre-established performance objectives and/or until otherwise determined by the Committee or in accordance with the terms of the Plan.

(36)“Restricted Stock Unit” means a contractual right awarded pursuant to Section 7 that entitles the holder to receive shares of Common Stock (or the value thereof in cash or a combination of shares and cash) upon the completion of a specified period of future service or the achievement of pre-established performance objectives and/or at such other time or times determined by the Committee or in accordance with the terms of the Plan.

(37)“SAR” means a stock appreciation right granted under Section 6 of the Plan in respect of one or more shares of Common Stock that entitles the holder thereof to receive, in Common Stock (unless otherwise determined by the Committee at the time of grant), an amount per share of Common Stock equal to the excess, if any, of the Fair Market Value on the date the SAR is exercised over the Fair Market Value on the date the SAR is granted.

(38)“SEC Person” means any person (as such term is defined in Section 3(a)(9) of the Exchange Act) or group (as such term is used in Rule 13d-5 under the Exchange Act), other than an affiliate or any employee benefit plan (or any related trust) of the Company or any of its affiliates.

(39)“Subsidiary” means (i) any corporation in which the Company owns, directly or indirectly, at least 50% of the total combined voting power of all classes of stock of such corporation, (ii) any partnership or limited liability company in which the Company owns, directly or indirectly, at least 50% of the capital interests or profits interest of such partnership or limited liability company and (iii) any other business entity in which the Company owns at least 50% of the equity interests thereof, provided that, in any such case, the Company is in effective control of such corporation, partnership, limited liability company or other entity.

(40)“Surviving Corporation” means the corporation resulting from a Reorganization Transaction or, if securities representing at least 50% of the aggregate voting power of such resulting corporation are directly or indirectly owned by another corporation, such other corporation.

(41) “Voting Securities” means, with respect to any corporation, securities of such corporation that are entitled to vote generally in the election of directors of such corporation.

SECTION 3.

POWERS OF THE COMMITTEE; GENERAL TERMS OF AWARDS

(a)Power to Grant. The Committee shall determine those Employees, Agents and/or Non-Employee Directors to whom an Award shall be granted and the terms and conditions of any and all such Awards. The Committee may establish different terms and conditions for different Awards and different Participants and for the same Participant for each Award such Participant may receive, whether or not granted at different times. The Committee may amend the terms of an Award or accelerate the vesting or modify the Period of Restriction, subject to the other terms of the Plan.

(b)Rules, Interpretations and Determinations. The Plan shall be administered by the Committee. The Committee shall have full authority to interpret and administer the Plan, to establish, amend, and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, to construe the terms of any Award or any document evidencing the grant of such Award and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. Unless otherwise expressly provided hereunder, any power, discretion or authority conveyed to or reserved to the Committee may be exercised by it in its sole and absolute discretion. Determinations, interpretations, or other actions made or taken by the Committee shall be final, binding, and conclusive for all purposes and upon all persons.

(c)Delegation of Authority. The Committee may delegate to the Company’s Chief Executive Officer and/or to other officer(s) of the Company the power and authority to make and/or administer Awards under the Plan with respect to individuals whose compensation is not governed by the Committee, including individuals who are (i) not members of the Company’s Executive Management Group or (ii) “officers,” as defined in Rule 16a-1(f) of the Securities and Exchange Act of 1934, as amended, pursuant to such conditions and limitations as the Committee may establish. Unless the Committee shall otherwise specify, any delegate shall have the authority and right to exercise (within the scope of such person’s delegated authority) all of the same powers and discretion that would otherwise be available to the Committee pursuant to the terms hereof. The Committee may also appoint agents (who may be officers or employees of the Company) to assist in the administration of the Plan and may grant authority to such persons to execute agreements or other documents on its behalf. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid or provided for by the Company.

(d)Awards to Non-Employee Directors. Notwithstanding anything to the contrary in the Plan, the Nominating and Governance Committee of the Board shall perform the duties and have the power, authority and responsibilities of the Committee with respect to Awards made to Non-Employee Directors, unless determined otherwise by the Board.

(e)Restrictive Covenants and Other Conditions. Without limiting the generality of the foregoing, the Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions (such as restrictions on the ability to transfer the underlying shares of Common Stock) or covenants in favor of the Company and/or one or more Subsidiaries (including, without limitation, covenants not to compete, not to solicit employees and customers and not to disclose confidential information, that may continue in effect following the termination of the Participant’s employment or service with the Company and its Subsidiaries and after the Common Stock subject to the Award has been transferred to the Participant), including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the Award prior to any breach of any such covenant.

(f)Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to vest and/or become exercisable, any Period of Restriction and, if applicable, any date of expiration (which shall not be more than ten years from the grant date). Awards that vest or for which the Period of Restriction lapses based solely on the satisfaction by the Participant of service-based vesting conditions shall be subject to a vesting period of not less than one year from the applicable grant date (during which no portion of the award may be scheduled to vest), and Awards whose grant, vesting or Period of Restriction is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year. The foregoing minimum vesting and performance periods will not, however, apply in connection with: (i) a Change of Control as provided in Section 10, (ii) a termination of service due to death or Disability, (iii) to a substitute award issued pursuant to Section 4(d) that does not reduce the vesting period of the award being replaced, (iv) Awards made in payment of or exchange for other compensation already earned and payable, and (v) outstanding, exercised and settled Awards involving an aggregate number of Shares not in excess of 5% of the Plan’s share reserve specified in Section 4(a). For purposes of Awards to Non-Employee Directors, a vesting period will be deemed to be one year if runs from the date of one annual meeting of the Company’s shareholders to the date of the next annual meeting of the Company’s shareholders.

(g)Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries operate, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder and the maximum award to any single Participant, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States (“Non-US Awards”), (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances (“Subplans”), and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The Committee’s decision to grant Non-US Awards or to establish Subplans is entirely voluntary, and at the complete discretion of the Committee. The Committee may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, Subsidiaries, and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-US Award (i) are wholly discretionary and, although provided by either the Company or a Subsidiary, do not constitute regular or periodic payments and (ii) are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-US Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments.

(h)Maximum Individual Grants for Participants other than Non-Employee Directors. Subject to adjustment as provided in Section 4(c), no Participant (other than a Non-Employee Director) shall be granted (i) Options or SARs (with tandem Options and SARs being counted only once with respect to this limit) during any calendar year with respect to more than 1,000,000 shares of Common Stock or (ii) Full Value Awards denominated in shares of Common Stock or such share equivalents during any calendar year with respect to more than 250,000 shares of Common Stock, which, in the case of performance-based awards shall be measured assuming achievement of the performance objectives at the targeted levels of performance (it being understood that any such grants may provide that, for performance above targeted levels, up to twice such number of shares may be payable). In addition, no Participant shall be granted performance-based Full Value Awards that are denominated other than in shares of Common Stock or such share equivalents during any calendar year with a value of more than $10,000,000.

(i)Maximum Awards to Non-Employee Directors. The aggregate grant date fair value (as determined in accordance with generally accepted accounting principles applicable in the United States) of all Awards granted during any calendar year to any Non-Employee Director, together with the amount of any cash fees or retainers paid to such Non-

Employee Director during such calendar year with respect to such individual’s service as a Non-Employee Director, shall not exceed $750,000 (or, in the case of a Participant serving as the Chairman of the Board who is not an employee, $1,000,000.

(j)Dividends and Dividends Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to shares of Common Stock subject to an Option or SAR Award. Any dividends or distributions payable with respect to shares of Common Stock that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the shares of Common Stock to which such dividends or distributions relate. In its discretion, the Committee may provide in an Award Agreement for a Full Value Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding shares of Common Stock, on the units or other share equivalents subject to the Full Value Award or Other Stock-Based Award, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other share equivalents to which such dividend equivalents relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or share equivalents. Any shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

SECTION 4.

COMMON STOCK SUBJECT TO PLAN

(a)Number. Subject to Section 4(c) below, unless the shareholders of the Company approve an increase in such number by a shareholder vote, the maximum number of shares of Common Stock that may be made issuable or distributable under the Plan is 25,000,000. After the effective date of the Plan, no awards may be granted under any Prior Plan. Without limiting the generality of the foregoing, the maximum number of shares as to which Incentive Stock Options may be granted shall not exceed 25,000,000 shares. The shares to be delivered under the Plan may consist, in whole or in part, of treasury Common Stock or authorized but unissued Common Stock, not reserved for any other purpose. In determining the number of shares of Common Stock to be counted against this share reserve in connection with any Award, the following rules shall apply:

(i)shares of Common Stock that are subject to Awards of Options or SARs shall be counted against the share reserve as one share for every one share granted.

(ii)shares of Common Stock that are subject to Full Value Awards shall be counted against the share reserve as three Shares for every one share granted.

(iii)Where the number of shares subject to an Award is variable on the grant date, the number of shares to be counted against the share reserve shall be the maximum number of shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.

(iv)Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of shares cancels at least an equal number of shares of the other, the number of shares to be counted against the share reserve shall be the largest number of shares that would be counted against the share reserve under either of the Awards.

(v)Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the shares authorized for grant to a Participant in any calendar year.

(b)Canceled or Terminated Awards. Any shares of Common Stock subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished as provided below. The following shares of Common Stock shall not, however, again become available for Awards or replenish the share reserve under Section 4(a): (i) shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of a stock option issued under this Plan or the Prior Plan, (ii) shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award under this Plan or the Prior Plan, (iii) shares repurchased by the Company with proceeds received from the exercise of an Option issued under this Plan or the Prior Plan, and (iv) shares subject to an SAR issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise. Each share of Common Stock that again becomes available for Awards as provided above shall correspondingly increase the share reserve under Section 4(a), with such increase based on the same share ratio by which the applicable share reserve was decreased upon the grant of the applicable award.

(c)Adjustment Due to Change in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of shares of Common Stock or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 4(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(d)Assumption of Options and Other Equity-Based Awards. In the event that there is a merger, stock purchase or other transaction whereby the Company or any of its Subsidiaries acquires another business or any portion thereof, and that pursuant to the arrangements governing such acquisition, the Company agrees to provide options and/or other awards in respect of the Common Stock upon the assumption or in substitution of existing equity-based awards for other securities held by employees and other service providers of the acquired business, the shares of Common Stock subject to such assumed or substituted awards shall not be counted against the limits set forth under Section 4(a) (and no shares related to any such assumed or substituted awards shall be added to the number of awards issuable under this Plan pursuant to Section 4(b)), and none of the provisions of the Plan that would otherwise limit or constrain the ability of the Company to make such assumption or substitution (such as the provisions hereof that require the issuance of Options with an exercise price at least equal to the Fair Market Value on the date of grant) shall apply to the awards issued in substitution of the awards granted in respect of the employees and service providers of such acquired business.

SECTION 5.

STOCK OPTIONS

(a)Grant of Stock Options. Options may be granted to Participants in accordance with the terms of the Plan at such time or times as shall be determined by the Committee. Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonstatutory Stock Options. Except as otherwise provided herein, the Committee shall have complete discretion in determining the number of Options, if any, to be granted to a Participant, except that Incentive Stock Options may only be granted to Employees. The terms and conditions of each Option grant, including, but not limited to, the type of Option granted, the exercise price, the vesting and exercisability of the Option, the duration of the Option and the number of shares of Common Stock to which the Option pertains, shall be evidenced in writing. Each such Option grant may also contain such other terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine.

(b)Exercise Price. Nonstatutory Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price no less than the Fair Market Value of a share of Common Stock on the date on which the Option is granted. Except in the case of an adjustment effected pursuant to Section 4(c), the Committee shall not (i) lower the exercise price of an Option after it is granted, (ii) cancel an Option when the exercise price exceeds the Fair Market Value of a share of Common Stock in exchange for case or another Award (other than in connection with a Change of Control) in accordance with Section 10), or (iii) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U. S. national securities exchange on which the shares of Common Stock are listed.

(c)Vesting and Exercise of Options.1 The Committee shall determine the vesting and exercisability schedule applicable with respect to any Option granted hereunder. Such schedule may require a minimum period of service that must be completed before all or a portion of such Option shall become vested and/or exercisable, and may establish performance-based conditions to the vesting or exercisability of such Option which are in addition to, in lieu of, or as an alternative to any service requirement. Subject to the provisions of this Section 5, once any portion of any Option has vested it shall remain exercisable for its full term. The Committee shall determine the term of each Nonstatutory Stock Option or Incentive Stock

[1]

While frequently vesting and exercisability are one and the same, they are different concepts and can be separated (and sometimes are) in various circumstances. We recommend making clear that these are different concepts.

Option granted hereunder, but, except as expressly provided below, in no event shall any such Option be exercisable for more than ten (10) years after the date on which it is granted. Without limiting the generality of the foregoing, each Option that is then exercisable in accordance with its terms shall be deemed to be exercised, in the manner set forth below, at the close of business on the scheduled expiration date of such Option so long as such exercise would result in a distribution to the holder of such Option of at least one share of Common Stock, taking into account any applicable tax withholding requirements (a “Deemed Exercise”). Upon such Deemed Exercise, the Company shall issue and deliver to the Participant the greatest number of whole shares of Stock equal to the quotient of (i) divided by (ii), with the quotient reduced as necessary to satisfy any applicable tax withholding requirements, where (i) and (ii) are:

(i)the product of

(x)	the number of shares of Common Stock as to which the Option is being deemed exercised and
(y)	the excess of the Fair Market Value on the Deemed Exercise date over the exercise price per share of such Option, and

(ii)the Fair Market Value on such date.

with any remainder being payable in cash to the Participant. If, on the scheduled expiration date of any Option, the exercise of such Option would not result in a Deemed Exercise, then such Option shall be canceled in accordance with its terms without further action by the Participant, the Committee or the Company.

(d)Payment. The Committee shall establish procedures governing the exercise of Options. No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure full payment of the exercise price therefor. Without limiting the generality of the foregoing, payment of the exercise price may be made (i) in cash or its equivalent; (ii) by exchanging shares of Common Stock (which are not the subject of any pledge or other security interest) which have been owned by the person exercising the Option for at least six (6) months at the time of exercise; (iii) by any combination of the foregoing; provided that the combined value of all cash and cash equivalents paid and the Fair Market Value of any such Common Stock tendered to the Company, valued as of the date of such tender, is at least equal to such exercise price; or (iv) in accordance with any other procedure or arrangement approved by the Committee. Additionally, to the extent authorized by the Committee (whether at or after grant), Options may be Net Exercised subject to such terms and conditions as the Committee may from time to time impose.

(e)Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no Option that is intended to be an Incentive Stock Option may be granted after the tenth (10th) anniversary of the effective date of the Plan and no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of each Participant affected thereby, to disqualify any Incentive Stock Option under such Section 422. Incentive Stock Options may not be granted under the Plan to any Participant who is a 10% owner of the Company.

SECTION 6.

STOCK APPRECIATION RIGHTS

(a)Grant of SARs. SARs may be granted to Participants at such time or times as shall be determined by the Committee. SARs may be granted in tandem with an Option, or may be granted on a freestanding basis, not related to any Option. The term and conditions of any SAR grant shall be evidenced in writing and shall include such provisions not inconsistent with the Plan as the Committee shall determine.

(b)Terms and Conditions of SARs. Unless the Committee shall otherwise determine, the terms and conditions (including, without limitation, the exercise period of the SAR, the vesting schedule applicable thereto and the impact of any termination of service on the Participant’s rights with respect to the SAR) applicable with respect to (i) SARs granted in tandem with an Option shall be substantially identical (to the extent possible taking into account the differences related to the character of the SAR) to the terms and conditions applicable to the tandem Options and (ii) freestanding SARs shall be substantially identical (to the extent possible taking into account the differences related to the character of the SAR) to the terms and conditions that would have been applicable under Section 5 above were the grant of the SARs a grant of an Option, including, without limitation, the provisions relating to a Deemed Exercise.

(c)Exercise of Tandem SARs. SARs which are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of shares and may be exercised only with respect to the shares of Common Stock for which the related Option is then exercisable.

(d)Payment of SAR Amount. Upon exercise of a SAR, the holder shall be entitled to receive payment, in cash, in shares of Common Stock or in a combination thereof, as determined by the Committee, of an amount determined by multiplying:

(i)the excess, if any, of the Fair Market Value of a share of Common Stock at the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant, by

(ii)the number of shares of Common Stock with respect to which the SARs are then being exercised.

SECTION 7.

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

(a)Grant of Restricted Stock or Restricted Stock Units. The Committee may grant Restricted Stock or Restricted Stock Units to Participants at such times and in such amounts, and subject to such other terms and conditions not inconsistent with the Plan as it shall determine. The Committee shall determine the Period of Restriction applicable with respect to any award of Restricted Stock or Restricted Stock Units. The Committee may provide that the Period of Restriction on Restricted Stock or Restricted Stock Units shall lapse, in whole or in part, upon the achievement of performance criteria. The terms and conditions of each grant of Restricted Stock or Restricted Stock Units shall be evidenced in writing.

(b)Shares Subject to Restricted Stock Awards. If Restricted Stock is evidenced by the issuance of stock certificates, the Committee shall require that such stock certificates be held in the custody of the Secretary of the Company until the Period of Restriction lapses, and that, as a condition of such Restricted Stock award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such award. If Restricted Stock is evidenced by a book-entry in the name of the Participant, the shares shall bear comparable restrictions and corresponding stop transfer instructions. Except as provided in Section 12(a), no Restricted Stock may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the lapse of the Period of Restriction. Unless otherwise determined by the Committee at the time of grant and subject to Section 3(j), Participants holding shares of Restricted Stock may exercise full voting rights and other rights as a shareholder with respect to those shares during the Period of Restriction.

(c)Restricted Stock Units. A Participant receiving a Restricted Stock Unit shall not have any rights as a shareholder prior to the actual issuance of such Common Stock (although, pursuant to Section 3(j), the Committee may authorize the payment of dividend equivalents on such rights equal to the dividends that would have been payable had the corresponding equity rights been outstanding shares of Common Stock). Notwithstanding the foregoing provisions of this Section 7(c), at the time that an award of Restricted Stock Units is made (or, if later, at such time as may be permitted under transitional relief available under Section 409A of the Code), the time at which such award shall be payable (as opposed to when it becomes non-forfeitable) shall either (i) satisfy the requirements for such award to be treated as a short-term deferral within the meaning of Section 409A of the Code or (ii) shall be an event or fixed date (or more than one such permissible event or date, in the alternative) which is a permissible payment event or date for deferred compensation subject to Section 409A of the Code. For purposes of subclause (ii) of the immediately preceding sentence, if an award of Restricted Stock Units fails to specify an otherwise permissible event or date for payment, the payment date for any vested portion of any such award shall be the earlier of (i) within 60 days of the originally stated time vesting date (or, where multiple dates are used for different portions of such award, each such vesting date for each such portion), determined without regard to any accelerated vesting otherwise applicable to such award, or (ii) as provided in Section 10, the occurrence of a Change of Control which is also a change in ownership or effective control of the Company within the meaning of Section 409A of the Code.

SECTION 8.

OTHER STOCK BASED AWARDS

(a)Other Stock-Based Awards. The Committee may grant other types of equity-based and equity-related awards in addition to Options, SARs, Restricted Stock and Restricted Stock Units, including, but not limited to, the outright grant of Common Stock in satisfaction of obligations of the Company or any Subsidiary under another compensatory plan, program or arrangement, modified awards intended to comply with or structured in accordance with the provisions of applicable non-U.S. law or practice, or the sale of Common Stock, in such amounts and subject to such terms and conditions as the Committee shall determine, including, but not limited to, the satisfaction of Performance Criteria. Each such Other Stock-Based Award shall be evidenced in writing and specify the terms and conditions applicable thereto. Any such Other Stock-Based Award may entail the transfer of actual shares of Common Stock or the payment of the value of such Award in cash based upon the value of a specified number of shares of Common Stock, or any combination of the foregoing, as determined by the Committee. The terms of any Other Stock-Based Award need not be uniform in application to all (or any class of) Participants, and each Other Stock-Based Award granted to any Participant (whether or not at the same time) may have different terms.

SECTION 9.

PERFORMANCE-BASED AWARDS

(a)Generally. Any Award may be granted as a performance-based Award if the Committee establishes one or more Performance Criteria that must be attained, and the Performance Period over which the specified Performance Criteria is to be attained as a condition to the grant, vesting, exercisability, lapse of the Period of Restrictions and/or settlement of such Award. The duration of Performance Periods may differ from each other and there may be more than one Performance Period in existence at any one time as to any Participant or all or any class of Participants.

(b)Performance Criteria. At the discretion of the Committee, Performance Criteria may be based on the total return to the Company’s shareholders, inclusive of dividends paid, during the applicable Performance Period (determined either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies), or upon the attainment of one or more of the following criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies: stock price, operating earnings, net income (before or after taxes), operating income (before or after taxes), operating margin, gross margin, net earnings, return on equity, income, market share, combined ratio, level of expenses, growth in revenue, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), cash flow (including operating cash flow and free cash flow), cash flow per share (before or after dividends), earnings per share, book value per share, net revenue, return on revenue, return on invested capital, return on assets, cash flow return on investment, cash flow return on capital, economic value added, assets under management, improvements in or attainment of working capital levels, debt ratio, and such other criteria as may be determined by the Committee. Performance Criteria may be established on a Company-wide basis or with respect to one or more business units or divisions or Subsidiaries or individual performance. When establishing or adjusting Performance Criteria for a Performance Period, the Committee may exclude certain unusual or infrequent items including, without limitation, acquisitions, divestitures, restructuring activities, recapitalizations, asset write-downs and changes in applicable tax laws or accounting principles.

(c)Certification of Attainment of Performance Criteria. As soon as practicable after the end of a Performance Period and prior to any payment in respect of such Performance Period, the Committee shall certify in the level of the specified Performance Criteria attained on the basis of performance in relation to the established Performance Criteria. In making such determination, the Committee may adjust or waive the Performance Criteria as it deems equitable in recognition of unusual or infrequent events affecting the Company or such other factors as the Committee may determine.

SECTION 10.

CHANGE OF CONTROL

(a)Accelerated Vesting and Payment. Subject to the provisions of Section 10(b) below, and unless otherwise provided by the Committee in an Award Agreement, in the event of a Change of Control (i) each Option and SAR then outstanding shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and/or SAR, (ii) the Period of Restriction shall lapse as to each share of Restricted Stock then outstanding, (iii) each outstanding Restricted Stock Unit shall become fully vested and payable, and (v) each outstanding Other Stock-Based Award shall become fully vested and payable. In the case of any performance-based Award, the Award shall be deemed earned at the level of performance specified in the Award Agreement for such Award. In addition, in connection with such a Change of Control, the Committee may, in its discretion, provide that each Option and/or SAR shall, upon the occurrence of such Change of Control, be canceled in exchange for a payment per share in cash (the “Settlement Payment”) in an amount equal to the excess, if any, of the Fair Market Value over the exercise price for such Option or the base price of such SAR. Should the Committee authorize any Settlement Payments in respect of Options, the Committee may determine that any Options which have an exercise price per share below the Fair Market Value shall be deemed cancelled and satisfied in full for a deemed Settlement Payment of zero. The Committee may also direct that each Restricted Stock Unit and/or Other Stock-Based Award shall be settled in cash with its value determined based on the Change of Control Price.

(b)Alternative Awards. Notwithstanding Section 10(a), except as otherwise specified in Section 10(c) below, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Award if the Committee reasonably determines in good faith, prior to the occurrence of a Change of Control, that such Award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by a Participant’s employer (or the parent or an affiliate of such employer) immediately following the Change of Control; provided that any such Alternative Award must:

(i)be based on stock which is traded on an established U.S. securities market;

(ii)provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment; provided that, if determined by the Committee, any performance-based Awards may be converted into Alternative Awards that vest and become payable solely upon the continued performance of services and in respect of the amount that would have been payable based upon performance through the date of the Change in Control or other measure of performance specified in the Participant’s applicable Award Agreement;

(iii)have substantially equivalent economic value to such Award (determined at the time of the Change of Control and using valuation principles permitted under Treas. Reg. §1.424-1); and

(iv)have terms and conditions which provide that in the event that, during the 24-month period following the Change of Control, the Participant’s employment or service is involuntarily terminated for any reason (including, but not limited to a termination due to death, Disability or without Cause) or Constructively Terminated (as defined below), all of such Participant’s Options and/or SARs shall be deemed immediately and fully exercisable, the Period of Restriction shall lapse as to each of the Participant’s outstanding Restricted Stock awards, each of the Participant’s outstanding Restricted Stock Units and Other Stock-Based Awards shall vest and be payable in full and each such Alternative Award shall be settled for a payment per each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities or in a combination thereof, in an amount equal to, in the case of an Option or SAR, the excess of the fair market value of such stock on the date of the Participant’s termination over the corresponding exercise or base price per share and, in the case of any Restricted Stock, Restricted Stock Unit, or Other Stock-Based Award, the fair market value of the number of shares of stock subject or related thereto.

For this purpose, unless otherwise determined by the Committee in an Award Agreement, a Participant’s employment or service shall be deemed to have been Constructively Terminated if the Participant terminates employment or service within 120 days following (x) a material reduction in the Participant’s base salary or a Participant’s incentive compensation opportunity, (y) a material reduction in the Participant’s responsibilities, or (y) the relocation of the Participant’s principal place of employment or service to a location more than 50 miles away from the Participant’s prior principal place of employment or service without, in each case without the Participant’s written consent.

(c)Section 409A. Should any event constitute a Change of Control for purposes of the Plan, but not constitute a change of control within the meaning of Section 409A of the Code, with respect to any Award that is deferred compensation for purposes of Section 409A (i.e., that is not exempt from the application of such Section by reason of an available exemption, such as for stock rights, restricted property or awards qualifying as short-term deferral within the meaning of such Section 409A of the Code), no payment or distribution shall be made to any affected Participant by reason of such Change of Control (although any other modification or enhancement to the Award, such as accelerated vesting, shall still apply) and the value of such Award as determined by the Committee prior to such Change of Control shall be paid to the affected Participant on the earlier to occur of (i) the day after the six month anniversary of such Participant’s termination of employment and (ii) whichever of the following is applicable to such Award (A) with respect to any unvested Award that would have become vested solely upon the passage of time and the continued performance of service, the date the Award would have otherwise become vested without regard to the Change of Control, (B) with respect to any unvested Award that would have become vested upon the achievement of specified Performance Criteria, on the day following the last day of the applicable Performance Period or (C) if the Award was already vested at the time the Change of Control occurs, on the date on which the Award would have expired or been payable in accordance with its terms. If an event occurs that constitutes a Change of Control both for purposes of the Plan and Section 409A of the Code, then Section 10(b) shall not be applicable with respect to any Award that is deferred compensation for purposes of Section 409A (i.e., that is not exempt from the application of such Section by reason of an available exemption, such as for stock rights, restricted property or awards qualifying as short-term deferral within the meaning of such Section 409A of the Code).

SECTION 11.

AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

The Board may, at any time and from time to time amend, modify, suspend, or terminate this Plan, in whole or in part, without notice to or the consent of any Participant; provided, however, that any amendment which would (i) increase the number of shares available for issuance under the Plan, (ii) lower the exercise price of an Option or SAR after it is granted, cancel an Option or SAR when the exercise price exceeds the Fair Market Value of a share of Common Stock in exchange for cash or another Award including Options or SARs (other than in connection with a Change of Control in accordance with

Section 10), or take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the principal U. S. national securities exchange on which the Shares are listed, (iii) extend the maximum term for Options or SARs granted hereunder or (iv) otherwise amend the Plan in a material fashion that would require the approval of shareholders under the applicable rules and regulations of the exchange or automated quotation system on which the Common Stock is listed to trade shall be subject to the approval of the Company’s shareholders. No amendment, modification, or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Participant.

SECTION 12.

MISCELLANEOUS PROVISIONS

(a)Transferability. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than in accordance with Section 12(b) below, provided that the Committee may permit transfers of Awards (other than Incentive Stock Options) to Family Members (including, without limitation, transfers effected by a domestic relations order) subject to such terms and conditions as the Committee shall determine, including requiring that such Awards be transferred without the receipt of consideration by the Participant.

(b)Beneficiary Designation. Notwithstanding anything to the contrary in the Plan, if provided by the Committee in an Award Agreement, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee.

(c)Deferral of Payment. At the time any Award is granted (or such earlier time as the Committee may require), the Committee may permit a Participant to elect, upon such terms and conditions as the Committee may establish, to defer receipt of shares of Common Stock that would otherwise be issued in connection with an Award.

(d)No Guarantee of Employment or Participation. The existence of this Plan, as in effect at any time or from time to time, or any grant of Award under the Plan shall not interfere with or limit in any way the rights of the Company or any Subsidiary to terminate any Participant’s employment or other service provider relationship at any time, nor confer upon any Participant any rights to continue in the employ or service of the Company or any Subsidiary or any other affiliate of the Company. Except to the extent expressly selected by the Committee to be a Participant, no person (whether or not an Employee, an Agent or a Non-Employee Director) shall at any time have a right to be selected for participation in the Plan or, having been selected as a Participant, to receive any additional awards hereunder, despite having previously participated in an incentive or bonus plan of the Company or an affiliate. The existence of the Plan shall not be deemed to constitute a contract of employment between the Company or any affiliate and any Employee, Agent or Non-Employee Director, nor shall it constitute a right to remain in the employ or service of the Company or any affiliate. Except as may be provided in a separate written agreement, employment with or service for the Company or any affiliate is at-will and either party may terminate the participant’s employment or other service provider relationship at any time, for any reason, with or without cause or notice.

(e)Tax Withholding. The Company or an affiliate shall have the right to deduct from all payments or distributions hereunder any federal, state, foreign or local taxes or other obligations required by law to be withheld with respect thereto. The Company may defer issuance of Common Stock in respect of any Award until such requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose, (i) to have shares of Common Stock otherwise to be issued under the Plan withheld by the Company or (ii) to deliver to the Company previously acquired shares of Common Stock, in either case for the greatest number of whole shares having a Fair Market Value on the date immediately preceding the date on which the applicable tax liability is determined not in excess of the maximum individual statutory tax rate in each applicable jurisdiction to satisfy the withholding tax obligations with respect to any Award.

(f)No Limitation on Compensation; Scope of Liabilities. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans if and to the extent permitted by applicable law. The liability of the Company or any affiliate under this Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of this Plan may be construed to impose any further or additional duties, obligations, or costs on the Company or any affiliate thereof or the Committee not expressly set forth in the Plan.

(g)Requirements of Law. The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(h)Term of Plan. The Plan shall be effective upon the date, if any, on which it is approved by the Company’s shareholders. The Plan shall continue in effect, unless sooner terminated pursuant to Section 11 above, until the tenth anniversary of the date of such shareholder approval.

(i)Governing Law. The Plan, and all Awards granted hereunder (and the terms and conditions of any document evidencing any such grant), shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflict of laws.

(j)No Impact On Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, Awards shall not be treated as compensation for purposes of calculating an Employee’s or Agent’s right or benefits under any such plan, policy or program.

(k)No Constraint on Corporate Action. Except as provided in Section 11 above, nothing contained in this Plan shall be construed to prevent the Company, or any affiliate, from taking any corporate action (including, but not limited to, the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets) which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on this Plan, or any awards made under this Plan. No director, beneficiary, or other person shall have any claim against the Company, or any of its affiliates, as a result of any such action.

(l)Indemnification. Each member of the Board and each member of the Committee shall be indemnified and held harmless by the Company and each Participant’s employer against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member of the Board or Committee in connection with or resulting from any claim, action, suit, or proceeding to which such member may be made a party or in which such member may be involved by reason of any action taken or failure to act under the Plan (in the absence of bad faith) and against and from any and all amounts paid by such member in settlement thereof, with the Company’s approval, or paid by such member in satisfaction of any judgment in any such action, suit, or proceeding against such member, provided that such member shall give the Company an opportunity, at its own expense, to handle and defend the same before such member undertakes to handle and defend it individually. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which any such person may be entitled under the Company’s Certificate of Incorporation or By-Laws, by contract, as a matter of law, or otherwise.

(m)Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any shares of Common Stock covered by any Award until the Participant shall have become the holder of record of such shares.

(n)Captions. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.